Exhibit 99.2
Post Holdings Announces Plan to Distribute Interest in BellRing Brands to Post Shareholders
ST. LOUIS, August 5, 2021 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced it plans to distribute a significant portion of its interest in BellRing Brands, Inc. (“BellRing”) to shareholders of Post.
Post currently beneficially owns 71.2% of BellRing through its ownership of 97.5 million of the 137.0 million non-voting membership units of BellRing Brands, LLC (“BellRing LLC”), which Post may redeem for shares of BellRing Class A common stock at a redemption ratio of one share of Class A common stock for one BellRing LLC unit. Post expects to distribute its BellRing interest to Post shareholders under a plan of distribution that could include a pro-rata distribution, an exchange offer or a combination of both. Post expects to determine the form of distribution based on market conditions. Post currently contemplates retaining less than 19.5 million of its BellRing LLC units, which it ultimately expects to exchange for existing debt of Post. At the transaction closing, Post expects BellRing to distribute a special cash dividend to all BellRing stockholders, including Post. The special cash dividend would be financed by debt financing transactions to be consummated in connection with the distribution. Post intends to use the net proceeds from the special cash dividend to pay down debt.
Completion of this transaction will unlock meaningful value, give Post shareholders direct ownership of BellRing and provide BellRing with increased strategic flexibility and enhanced trading liquidity. The transaction will be governed by definitive agreements to be entered into between Post and BellRing and is expected to be completed in the first half of calendar year 2022, subject to certain customary conditions, including receipt of regulatory approvals and the approval of BellRing’s stockholders.
Post expects that upon completion of the transaction, Robert V. Vitale would remain Executive Chairman of BellRing and Darcy H. Davenport would remain President and CEO of BellRing.
Post expects to provide further details regarding this transaction as progress is made in implementing its plan.
Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements. These forward-looking statements are made based on known events and circumstances at the time of release, and as such, are subject to uncertainty and changes in circumstances. These forward-looking statements include statements regarding Post’s proposed distribution of a significant portion of its interest in BellRing to Post shareholders, including the amount of BellRing equity Post intends to distribute, the form of distribution and the timing of the distribution, the expectation that Post will exchange BellRing LLC units for existing debt of Post, the expectation that BellRing will distribute a special cash dividend, including how the dividend will be financed and Post’s intended use of the net proceeds from the dividend, and BellRing’s leadership upon completion of the transaction. There is no assurance that the proposed distribution will be completed as anticipated or at all, and there are a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the forward-looking statements made herein, including risks relating to unanticipated developments that prevent, delay or negatively impact the proposed distribution, the rapidly changing situation related to the COVID-19 pandemic and other risks and uncertainties described in Post’s filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements represent Post’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

Additional Information and Where to Find It
This release shall not constitute an offer to sell, the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed transaction, Post and BellRing will file registration statements with the SEC. BellRing’s registration statement also will include a proxy statement which will be sent to BellRing stockholders in connection with their vote required in connection with the transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES, PROXY STATEMENTS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge from the SEC’s website, www.sec.gov, Post’s website, www.postholdings.com, or BellRing’s website, www.bellring.com.
Participants in a Solicitation
The directors and executive officers of Post and BellRing and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transaction. Information regarding the directors and executive officers of Post is available in its definitive proxy statement, which was filed with the SEC on December 7, 2020. Information regarding the directors and executive officers of BellRing is available in its definitive proxy statement, which was filed with the SEC on January 20, 2021. Free copies of these documents may be obtained as described in the preceding paragraph.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods, Bob Evans Farms and BellRing Brands. Post Consumer Brands is a leader in the North American ready-to-eat cereal category and also markets Peter Pan® nut butters. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post’s publicly-traded subsidiary BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category through its primary brands of Premier Protein® and Dymatize®. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

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